Exhibit 99.1

Ascent Solar Technologies, Inc. Accelerates Global Expansion Through
Completed Acquisition of Swiss Thin-Film Solar Manufacturing Equipment

Ascent Solar's acquisition of Flisom AG’s Zurich equipment establishes a new revenue stream, 300% more manufacturing capacity, and an international presence as European and Asian governments adopt legislation to increase solar energy production &
domestic manufacturing capabilities

THORNTON, CO & NIEDERHASLI, CH / GLOBE NEWSWIRE /April 18, 2023 – Ascent Solar Technologies, Inc. (NASDAQ: ASTI) (“ASTI” or the “Company”), the leading U.S. innovator in the design and manufacture of featherweight, flexible, and durable CIGS thin-film photovoltaic (PV) solutions, announced today that it has completed a transaction to acquire the Zurich-based manufacturing assets of thin-film solar manufacturer, Flisom AG. The Company will continue to be headquartered in Thornton, CO and will commence manufacturing using its new 15MW roll-to-roll thin-film manufacturing assets in Zurich, CH immediately.

This strategic transaction reflects a significant milestone in ASTI’s turnaround plan by helping to deliver new committed contract revenue, increased production capacity and an international foothold as European and Asian governments adopt legislation to increase solar energy production and domestic manufacturing capabilities.

Transaction Rationale / Key Benefits & Capabilities in Agreement:

●	Committed Contractual Revenue: ASTI will service production for Flisom AG’s outstanding contracts using the acquired assets. ASTI’s management will pursue extending and expanding customer contracts, as the direct counterparty, as renewals become due.

●	Market Expansion: The transaction is expected to immediately provide ASTI with the opportunity and proven manufacturing capacity to establish new revenue streams in the Luxury Goods and Building Integrated Photovoltaics (BIPV) markets. ASTI intends to use this new European presence to provide in-region support for EU driven net zero initiatives and to support new demand in the U.S., Europe and Asia.

●	Advanced Manufacturing Capabilities: The acquisition of Flisom AG’s 15MW thin-film solar manufacturing assets in Zurich, Switzerland increases Ascent’s nameplate capacity by 300%. This modern equipment supports ASTI’s focus on operational efficiency & optimization and is capable of roll-to-roll thin-film outputs up to one meter in width and one kilometer in length. Management anticipates EBITDA-positive operations of the acquired assets as early as the second half of 2023.

“Since coming aboard the Company in September 2022, my priority has been to execute an aggressive turnaround plan and to re-establish Ascent as the leading provider of high-performance, flexible thin-film solar modules for use in scenarios where traditional rigid panels don’t work,” said Jeffrey Max, President and Chief Executive Officer of ASTI. “This transaction is an ignition point for our continued turnaround, by opening new markets, securing new revenue, and expanding manufacturing capabilities to set Ascent on a new trajectory.”

“We are seeing a global push for more solar power production and we have identified unmet demand for alternatives to traditional rigid panels that can be used in scenarios where land, form-factor, or weight constraints exist, particularly in Europe and Asia,” Max continued. “Our flexible, lightweight and proven thin film is made for these scenarios and provides a needed and proven alternative to traditional rigid panels. By supporting the global push for more solar power and demonstrating the benefits of solar module form-factor diversity, we will establish ASTI as a global leader in the PV industry.”

About Ascent Solar Technologies, Inc.

Backed by 20+ years of R&D, 17 years of manufacturing experience, numerous awards, and a comprehensive IP and patent portfolio, Ascent Solar Technologies, Inc. (ASTI) is a leading provider of innovative, high-performance, flexible thin-film solar panels for use in scenarios where traditional rigid solar panels don’t work. Ascent’s photovoltaic (PV) modules have been deployed on space missions, multiple airborne vehicles, agrivoltaic installations, in industrial and commercial construction, and in consumer goods, revolutionizing the use cases and environments for solar power. Ascent Solar’s Headquarters & Perovskite Manufacturing Center of Excellence are located in Thornton, Colorado and Ascent’s 15MW manufacturing facility is located in Zurich, Switzerland. To learn more, please visit https://www.ascentsolar.com

About Flisom AG

Flisom AG, based in Zurich, Switzerland, developed innovative lightweight flexible thin film solar modules with low-cost proprietary roll-to-roll manufacturing technology and processes. Researchers at Flisom's trusted R&D partner Empa, the Swiss Federal Laboratories for Materials Science and Technology, achieved a record efficiency of 20.4% for solar cells on plastic film. Different from the commonly used heavy and rigid silicon wafer modules, Flisom’s lightweight solar modules are especially suitable for buildings (residential, commercial, industrial) in urban and rural locations around the world, roof-top and ground mount utility scale installations, tents, transportation (railways and automobiles), portable power for emergency response and space applications.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" including statements about our business strategy with respect to the acquired assets, industry trends and the potential revenue and customer opportunities that may arise from the transaction. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “will,” "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. No information in this press release should be construed as any indication whatsoever of our future revenues, stock price, or results of operations. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company's filings with the Securities and Exchange Commission including those discussed under the heading “Risk Factors” in our most recently filed reports on Forms 10-K and 10-Q.

Media Contact

Spencer Herrmann
FischTank PR
ascent@fischtankpr.com

Investor Contact

James Masters
Vallum Advisors
ir@ascentsolar.com